Exhibit 99.1





                          NEWS RELEASE

Released  by Southwest Newswire                    For  Immediate
Release

               AMERICAN INDUSTRIAL PROPERTIES REIT
                  ANNOUNCES RECEIPT OF LAWSUIT

       Dallas, Texas, March 1, 1996 - American Industrial Properties REIT [NYSE:IND] (the "Trust") today announced that an alleged shareholder in the Trust, Robert Strougo, has filed a class action and derivative complaint against the Trust and its Trust Managers, Charles W. Wolcott and William H. Bricker, in United States District Court in Dallas. The suit alleges, among other items, interference with shareholders' franchise rights and breach of fiduciary duty and seeks recovery of unspecified damages and attorneys' fees.

      Charles W. Wolcott, President, CEO, and a Trust Manager of the Trust, stated "We will strenuously defend ourselves against the unsubstantiated allegations contained in this lawsuit. We believe the motives of the plaintiff are self-serving. We are aware of five similar shareholder derivative actions filed by the plaintiff since January 1995."

      American Industrial Properties REIT is a self-administered equity real estate investment trust that has acquired, managed and improved industrial and other commercial properties since 1985. The Trust owns and operates 14 industrial properties and one retail shopping mall.


For information, contact:
Charles W. Wolcott
President
 (214) 550-6053